Share Sale Agreement

Date: May 27th 2019

Parties:	Alterola Biotech Inc Address: 23 Golden Square, London, W1F 9JP United Kingdom (Purchaser)
Affinity Energy and Health Limited (ACN 124 544 190) Address: Unit 2, 100 Railway Road, Subiaco, Perth, Western Australia, Australia (Vendor)
Algae Energy Inc C/0 Unit 2,100 Railway Road, Subiaco, Perth, Western Australia, Australia (Company)
Recitals

A.        The Vendor is the legal and beneficial owner of 100% of the issued shares in the capital of Company.

B.        The Company operates an algae production facility in Cumming, Georgia (Algae Plant), and, following
Completion, will also collaborate on the development of both algae and medical cannabis products in
North America.

C.        As part of the Purchase, the Vendor will grant to the Purchaser an exclusive licence for the algae production technology and intellectual property as detailed in the Intellectual Property Licence
Agreement between TECO.BIO, LLC and ALGAE.TEC LIMITED dated IS1” April 2010 and Deed of
Variation between TECO.BIO, LLC and ALGAE.TEC LIMITED dated 22nd December 2010 ("IP") with such licence to cover North America for human nutraceutical products. For the sake of clarity, the Vendor will maintain the exclusive world-wide licence for the IP over biofuels, non-human nutraceuticals and human nutraceuticals other than North America

D.        The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Vendor’s Shares pursuant to the terms of this Agreement.

Operative Provisions

1. Definitions and interpretation

1.1 Definitions

In this Agreement:

Agreement means the agreement constituted by this document and includes the recitals.

Authorisation means any permit, approval, authorisation, consent, exemption, filing, licence, notarisation, registration, password or waiver however described and any renewal or variation to any of them.

Business Day means a day that is not a Saturday, Sunday or public holiday in Namibia.

Initial Cash Consideration means USD$100,000 (cash or shares) to be paid to the Vendor in accordance with clause 4.

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Claim means in relation to any person, a claim, action or proceeding, judgment, damage, loss, cost, expense or liability incurred by or to or made or recovered by or against the person, however arising and whether present, unascertained, immediate, future or contingent.

Company means Algae Energy Inc.

Conditions means the conditions precedent set out in clause 2.1.

Confidential Information means any trade secrets, lists of information pertaining to clients of the
Company Group and or suppliers, specifications, drawings, inventions, ideas, records, reports, software, patents, designs, copyright material, secret processes or other information, whether in writing or otherwise, relating to the Company Group.

Consideration means the Initial Cash Consideration.

Contracts and Agreements means the contracts, agreements and commitments entered into by the
Company.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental
Authority and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them but excludes any Tax.

Encumbrance means any encumbrance, mortgage, pledge, charge, lien, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security or agreement of any kind given or created and including any possessory lien in the ordinary course of business whether arising by operation of law or by contract. (Magna will need to release from security)

End Date means 30 June 2019 or such other date as may be agreed between the Parties in writing.

Environmental Law means any law concerning environmental matters which regulates or affects the operation of the Algae Plant, and includes, but is not limited to, laws concerning land use, development, pollution, waste disposal, toxic and hazardous substances, conservation of natural or cultural resources and resource allocation including any law relating to exploration for or development of any natural resource.

Execution Date means the date of this Agreement

Governmental Authority means a government or government department, a governmental or semi-
governmental or judicial person (whether autonomous or not) charged with the administration of any applicable law.

Intellectual Property means all trademarks, designs, patents and copyrights, whether Australian or foreign, and all customer listings and other industrial and intellectual property owned by the Company
Group and exclusively subsisting in, exclusively used in or exclusively relating to the Algae Plant and the IP.

Inventory means all stock (if any) owned by the Company Group and held in connection with the Project as at the opening of business on the Settlement Date.

Loss means losses, liabilities, damages, costs, charges and expenses and includes Taxes, Duties and
Tax Costs.

Material Adverse Effect means any one or series of events whether related or not which individually or in aggregate would or may:

(a)      when used in a Warranty in relation to the Company, have a material adverse effect on the financial position or performance, prospects, or operations of the Company when compared to what the financial position or performance, prospects, or operations of the Company would be if the Warranty were true, creates or could reasonably be expected to create liabilities, or results or could reasonably be expected to result in a diminution of the value of the Company's assets, which in aggregate exceeds $10,000;

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(b)       when used in all other cases in relation to the Company, have a material adverse effect on the financial position or performance, prospects, or operations of the Company which creates or could reasonably be expected to create liabilities, or results or could reasonably be expected to result in a diminution of the value of the Company’s assets, which in aggregate exceeds $10,000; or

(c)        affects the Vendor and its ability to comply with its obligations under this Agreement.

Algae Plant Information means and includes the following in the possession or control of the Company
Group:

(a)        all IP including surveys, maps, plans and designs;

(b)       all product samples and information;

(c)        all assays, reports, scientific information relating to the IP and the Algae Plant; and

(d)       all papers, notes, advices and reports extracted or compiled from or based upon the documents and items referred to above and all other data, specification records (in whatever form), reports, accounts and other documents or things and knowledge (whether reduced to writing or not)
relating to the IP and the Algae Plant.

Party means a party to this Agreement and Parties means the parties to this Agreement.

Algae Plant Assets means:

(a)        the Goodwill;

(b)       Plant and Equipment;

(c)        Inventory;

(d)       Contracts and Agreements;

(e)        Records;

(f)        Intellectual Property;

(g)       Trade and Other Debtors;

(h)        Creditors, Other Liabilities and Financial Obligations; and

(i)         all other information which relates to the IP and the Algae Plant.

Purchaser Warranties means the representations and warranties of the Purchaser set out in Schedule
2 and Purchaser Warranty means any one of them.

Records mean all records of the Company Group.

Representative means, in relation to a party, that party's directors, officers, employees, agents or advisers (including without limitation lawyers, accountants, consultants, bankers, financial advisers and any representatives of those advisers).

Settlement means the settlement on the Settlement Date of the sale and purchase of the Vendor’s
Shares in accordance with the terms of this Agreement.

Settlement Date means that date which is 5 Business Days after the satisfaction or waiver of the last of the Conditions (or such other date as is agreed between the Parties).

Share means a fully paid ordinary share in the capital of the Company.

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Statutes means all legislation of any country, state or territory enforced at any time, and any rule, regulation, ordinance, by law, statutory instrument, order or notice at any time made under that legislation.

Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan, withholding, stamp, transaction, registration, duty or similar charge which is assessed, levied, imposed or collected by any government agency and includes, but is not limited to, any interest, fine, penalty, charge, fee or any other accounting imposed on, or in respect of any of the above but excludes Duty.

Tax Cost means all costs and expenses incurred in:

(a)       managing an inquiry; or

(b)       conducting any objection, action, defence, or proceeding with the purpose of causing a withdrawal, reduction, postponement, avoidance or compromise of a demand or assessment relating to Tax issued by a Governmental Authority under a Tax Law,

in relation to Tax or Duty, but does not include the Tax or Duty.

Tax Law means any law relating to either Tax or Duty as the context requires.

Trade and Other Debtors means all trade debts and other receivables owed or incurred (but not yet invoiced) to the Company on the Settlement Date.

Transaction means the sale and purchase of the Vendor Shares on the terms and conditions set out in this Agreement

Transaction Document means this Agreement.

Transaction Period means the period between the Execution Date and the earlier of:

(a)       the Settlement Date; and

(b)       the date this Agreement is terminated.

Vendor’s Shares means 100% of the Shares in the capital of the Company which are beneficially and legally owned by the Vendors.

Vendor’s Warranties means the Warranties set out in Schedule 1 and Vendor's Warranty means any one of them.

1.2       Interpretation

In this Agreement unless the context otherwise requires:

(a)       headings are for convenience only and do not affect its interpretation;

(b)       an obligation or liability assumed by, or a right conferred on, 2 or more Parties binds or benefits ail of them jointly and each of them severally;

(c)       the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)       a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)       a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

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(f)        a reference to any statute or to any statutory provision includes any statutory modification or re-
enactment of it or any statutory provision substituted for it and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)       words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h)       reference to parties, clauses, schedules, exhibits or annexures are references to parties, clauses, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(i)        where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j)        reference to $ or dollar is to United States currency unless otherwise stated; and

(k)        reference to a payment is to a payment by bank cheque unless the recipient otherwise allows.

2. Conditions Precedent

1.1 Conditions

Clauses 3 and 7 of this Agreement do not become binding on the Parties unless and until the following Conditions are satisfied or waived in accordance with this clause:

(a)       the Vendor and/or the Purchaser obtaining all necessary governmental and third-party consents, authorisations and approvals (if any), to transfer the Vendors Shares to the Purchaser (and by change of the control, the Project);

(b)       the parties entering into an exclusive sub-licence agreement for the algae production technology and intellectual property as detailed in the Intellectual Property Licence Agreement between
TECO.BIO, LLC and ALGAE.TEC LIMITED dated 13^ April 2010 and Deed of Variation between
TECO.BIO, LLC and ALGAE.TEC LIMITED dated 22nd December 2010 (“IP”) with such licence to cover North America for human nutraceutical products. For the sake of clarity AEB will maintain the exclusive world-wide licence for the IP over biofuels, non-human nutraceuticals and human nutraceuticals other than North America;

(c)       the parties entering into a standard form royalty agreement in respect of a 20% net royalty (based on normal commercial terms) payable to the Vendor in respect of the sale and exploitation of human algae nutraceutical products in North America.

(d)       the parties entering into a standard form royalty agreement in respect of a net 2% royalty payable to the Vendor on commercial sales and licensing of any new IP developed by the Company post
Completion which uses both the Algae IP and any cannabis products. Such IP will be owned
100% by the Company.

1.2 Benefit of the Conditions

(a) The Conditions in clauses 2.1 (a) - (d) are for the mutual benefit of the Purchaser and the Vendor and the Purchaser may, by mutual agreement, on or before the End Date, waive that Condition.

1.3 Best efforts

Each Party must provide all reasonable assistance to the others as is necessary to satisfy the Conditions.

1.4 Notice

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The Purchaser and the Vendors must promptly notify the other in writing if any of the Conditions are satisfied or cannot be satisfied.

1.5 Satisfaction or waiver of Conditions

Subject to clause 2.2, if the Conditions set out in clause 2.1 are not satisfied, or waived, by the relevant
Party in accordance with the provisions of this Agreement on or before the End Date (as varied or extended), this Agreement shall be deemed to be at an end and of no force or effect with no Party being subject to any of the obligations contained in this Agreement.

3. Transaction

1.6 Agreement to buy and sell Vendor Shares

The Vendor, as legal and beneficial owner of the Vendor’s Shares, agrees to sell free from
Encumbrances, and the Purchaser agrees to purchase, the Vendor’s Shares for the Consideration and on the further terms and conditions set out in this Agreement.

1.7 Title and Risk

Title to and risk in the Vendor's Shares passes to the Purchaser on Settlement.

4. Consideration

The Consideration payable by the Purchaser to the Vendors will be satisfied in full by:

(a)   the payment of the Initial Cash Consideration at Settlement; only after receipt of this payment will this Agreement come into full force and effect; and

(b)   an amount equal to the balance of the intercompany loan owing by the Vendor to the
Company (as adjusted for the Sub-Licence consideration at 2.1(b)) and shall be affected by way of journal entry.

4.1 Best efforts

Each Party must provide all reasonable assistance to the others as is necessary to satisfy the Deferred
Cash Condition set out in clause 4 (b) above on or before 30 June 2019 ("Deferred End Date"). The matters that require assistance include (but are not limited to):

(a) satisfying the conditions in clause 2.1 above; and

(b) assistance by the Vendor to the Purchaser to agree a schedule of creditors and costs moving forward in order to complete final due diligence and for budgeting purposes moving forward.

Acknowledgement and Undertakings

(a)       With effect from Settlement each of the current directors and the company secretary of the
Company will resign and nominees of the Purchaser will be appointed.

(b)       Following Settlement, the Vendor undertakes to provide all reasonable assistance to the
Purchaser and the Company in relation to the novation and or assignment of any Contracts and
Agreements or Statutory Licences which have not been novated or assigned to the Company as at the Settlement Date.

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6.         CONDUCT BEFORE SETTLEMENT

6.1      Conduct of Company Group’s Business

The Vendor covenants in favour of the Purchaser that during the period commencing on the Execution
Date and expiring on the earlier of termination of this Agreement or the Settlement Date, the Company will not, except as contemplated by this Agreement, without the prior written consent of the Purchaser
(which may not be unreasonably withheld or delayed):

(a)       dispose of, agree to dispose of, assign, agree to assign, encumber or grant any option over any of its assets or any interest in any of them other than in the ordinary course of business;

(b)       grant any option to subscribe for any security in the Company Group or allot or issue or agree to allot or issue any security, share or loan capital or any security convertible into any share or loan capital in the Company Group;

(c)       resolve to reduce its share capital in any way;

(d)       enter into a buy-back agreement or resolve to approve the terms of a buy-back agreement;

(e)       declare or pay any dividend or make any other distribution of its assets or profits;

(f)        alter or agree to alter its constitution other than as provided for in this Agreement; or

(g)       resolve any new programs or budgets other than in the ordinary course of business,

provided that nothing in this clause 7.1 shall prevent the Company Group from running its business in the ordinary course of business.

6.2 Purchaser Access

(a)       The Vendors agree to allow the Purchaser access to the Algae Plant, the Records and other IP
Assets on reasonable notice and at all reasonable times before the Settlement Date to enable the
Purchaser to become familiar with the IP and the Algae Plant.

(b)       Any information obtained by the Purchaser as a result of such access will be deemed to constitute
Confidential Information for the purposes of clause 15.

7.         Settlement

7.1      Time and Location of Settlement

Settlement shall take place at 9.00am (Perth time) on the Settlement Date at the offices of the Purchaser or at such other offices or methods as the Parties may otherwise agree and at such time as shall be agreed by the Parties.

7.2      The Vendor’s obligations at Settlement

At Settlement, the Vendor must confer on the Purchaser title to the Vendor’s Shares and place the
Purchaser in effective possession and control of the Company. To this end, at or prior to Settlement:

(a) the Vendor covenants to, deliver or cause to be delivered to the Purchaser in a form and substance satisfactory to the Purchaser:

(i)        holding statement or share certificate in respect of the Vendor’s Shares, and any other documents that are necessary to vest full legal and equitable title in the Company in the
Purchaser;

(ii)       separate instruments of transfer in registrable form for the Vendors' Shares in favour of the
Purchaser (as transferee) which have been duly executed by the Vendors (as transferors);

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(iii)      the IP and Algae Plant Information and all other information which relates to the Algae
Plant;

(iv)      the common seal (and any duplicate common seal, share seal or official seal) of the
Company (if any);

(v)       all available copies of the constitution of the Company;

(vi)      the minute books and other records of meetings or resolutions of members and directors of the Company;

(vii)     all registers of the Company (including the register of members, register of options, register of directors, register of charges);

(viii) all cheque books, financial and accounting books and records, copies of tax returns and assessments, mortgages, leases, agreements, insurance policies, title documents, licences, indicia of title, contracts, passwords to computers, certificates and all other records, papers, books and documents of the Company;

(b) procure that a directors’ meeting of the Company is held to attend to the following matters (as applicable):

(i)        % the approval of the registration (subject to payment of stamp duty), if applicable of the transfer of the Vendor’s Shares and the issue of a new share certificate for the Vendor's
Shares in the name of the Purchaser; and

(ii)       the transaction of any other reasonable business of which the Purchaser may give notice before the Settlement Date.

7.3      The Purchaser’s obligations at Settlement

At Settlement, the Purchaser must deliver to the Vendors or their nominee Immediately Available Funds in the amount of the Initial Cash Consideration.

8.         Representations and Warranties by the Vendor

8.1      Representations and Warranties

The Vendor gives the Vendor Warranties in favour of the Purchaser, on the Execution Date and on each day between the Execution Date and the Settlement Date (including at Settlement).

8.2      Independent Warranties

Each of the Vendor Warranties is to be construed independently of the others and is not limited by reference to any other Vendor's Warranty.

8.3      Indemnity by Vendor

(a)       The Vendor indemnifies and agrees to indemnify the Purchaser and the Company against, and must pay the Purchaser (capped at usd$350,000) an amount equal to, any Loss suffered or incurred by the Purchaser or the Company in connection with a breach of the Vendors’ Warranty.

(b)       For the avoidance of doubt, in respect of any breach of Vendor’s Warranty, Loss includes an amount that would be necessary to put the Purchaser or the Company (as applicable) in the same position as if the Warranty had been true but capped up to usd$350,000.

8.4      Notification of Warranty Breaches

The Vendor must promptly notify the Purchaser if at any time after the date of this Agreement it becomes aware that:

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(a)       the Vendor’s Warranty has ceased to be true; or

(b)       an act or event has occurred that would or might reasonably be expected to result in the Vendor’s
Warranty ceasing to be true if it were repeated immediately at Settlement,

and must also provide the Purchaser with details of that fact.

9.         Qualifications and Limitations on Claims

9.1      Limitation Periods

The Vendor is not liable for a breach of a Vendor Warranty unless the Purchaser notifies the Vendor in writing of the breach by the following times:

(a)       seven years after Settlement in respect of the Tax Warranties.

(b)       one year after Settlement in respect of all other Vendor Warranties.

9.2      Meaning of Vendors’Knowledge

Where any Vendor Warranty is qualified by the expression "so far as the Vendor is aware” or “to the best of the Vendor’s knowledge, information and belief or any similar expression, the Vendor will be deemed to know or be aware of a particular fact, matter or circumstance if a director, officer or senior manager of the Vendor

(a)       is actually aware of that fact, matter or circumstance on the date the Vendor Warranty is given, acting reasonably; or

(b)       would reasonably be expected to be aware of that fact, matter or circumstance if, on the date the
Vendor Warranty is given, they had made reasonable enquiries as to the accuracy of the Vendor
Warranty.

9.3      Monetary Limit

The maximum aggregate amount which the Purchaser may claim against the Vendors for a breach of a
Vendor Warranty both individually and collectively is usd$350,000.

9.4      Investigation by Purchaser

Subject to clause 12.1, the Vendor Warranties or Claims under any Indemnity or guarantee granted in favour of the Purchaser under this Agreement are qualified and subject to:

(a)       disclosure and Information made available by the Vendor or the Company to the Purchasers solicitors as part of the investigation and inquiry made or to be made by or on behalf of the
Purchaser and any disclosure provided by the Vendor or the Company to the Purchaser prior to the Execution Date; or

(b)       (b) any information available on public registers in relation to the Company maintained by any
Governmental Agency.

All information relating to the Company Group of which the Purchaser has knowledge (actual or constructive) will affect any Claim which the Purchaser is entitled to bring and will operate to reduce any amount recoverable by the Purchaser under this Agreement.

9.5      Mitigation

The Purchaser must take reasonable action to mitigate all Claims for breach of a Vendor Warranty under this Agreement.

10. Warranties by the Purchaser

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10.1    Purchaser Warranties

The Purchaser gives the Purchaser Warranties in favour of the Vendors on the date of this Agreement and the Purchaser Warranties will be deemed to be repeated immediately before Settlement

10.2    Independent Warranties

Each of the Purchaser Warranties is to be construed independently of the others and is not limited by reference to any other Purchaser Warranty.

11. Confidentiality

11.1 Terms to remain confidential

Each Party is to keep confidential the terms of this Agreement, and any other Confidential Information obtained in the course of furthering this Agreement, or during the negotiations preceding this Agreement, and is not to disclose it to any person except;

(a)       to employees, legal advisers, auditors and other consultants requiring the information for the purposes of this Agreement;

(b)       with the consent of the other Parties;

(c)       if the information is, at the date of this Agreement, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

(d)       if required by law or a stock exchange;

(e)        if strictly and necessarily required in connection with legal proceedings relating to this Agreement;

(f)        if the information is generally and publicly available other than as a result of a breach of confidence; or

(g)       to a financier or prospective financier (or its advisers) of a Party.

11.2    Disclosure of Information

A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving Confidential Information from it do not disclose the information except in the circumstances permitted in clause 15.1.

11.3    Public announcements

A Party may not make any public announcement relating to this Agreement (including the fact that the parties have executed this Agreement) unless the other Party has consented to the announcement
(which must occur within 24 hours of a draft of the announcement being provided to the other Party, otherwise it is deemed to be approved on expiration of that time period), including the form and content of that disclosure unless the announcement would be permitted under the exemption in clause 15.1(f).

11.4    Obligations continuing

The obligations under this clause 15 contain obligations, separate and independent from the other obligations of the Parties and, other than the obligations set out in clause 15.3, remain in existence for a period of three (3) years from the Execution Date, regardless of any termination of this Agreement.

11.5    Exclusivity

The Vendor agrees that prior to the earlier of the End Date or the date that this Agreement is terminated by the Parties in accordance with the terms of this Agreement, the Vendor must ensure that neither it

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nor any of its employees, officers, agents, consultants or advisers, except with the prior written consent of the Purchaser, directly or indirectly solicit or initiate or enter into any further negotiations or discussions with respect to any expression of interest, offer or proposal by any person other than the
Purchaser to acquire its interest in the Company or the Project.

12.       Dispute Resolution

(a)       If a dispute arises in connection with this Agreement, a party to the dispute must give to the other party or parties to the dispute notice specifying the dispute and requiring its resolution under this clause 16 (Notice of Dispute).

(b)       After the receipt of a Notice of Dispute, the parties to the dispute must negotiate in good faith to resolve the dispute.

(c)       If the dispute is not resolved within 21 days after the Notice of Dispute is given to the other party or parties (First Period), the dispute is by this clause submitted to mediation. The mediation must be conducted in Namibia.

(d)       If the parties have not agreed upon the mediator and the mediator’s remuneration within 7 days after the First Period:

(i)         the mediator is the person appointed by; and

(ii)        the remuneration of the mediator is the amount or rate determined by agreement ].

(e)        The parties must pay the mediator’s remuneration in equal shares.

(f)        Each party must pay its own costs of the mediation.

(g)       If the dispute is not resolved within 28 days after the appointment of the mediator (Second Period), the Parties will be free to resolve the dispute by any other means they deem fit.

13.       Notices

13.1    Notices in writing

Each notice authorised or required to be given to a Party shall be in legible writing and in English addressed to the Party’s address set out in clause 13.2

13.2    Initial address of Parties

The initial address of the Parties shall be as follows:

The Vendor

Unit 2, 100 Railway Road, Subiaco, Perth, Western Australia, Australia

Email:

Attention:

The Purchaser:

Address: 23 Golden Square, London W1F 9JP, United Kingdom

Email: peter.maddocks@btintemet.com

Attention: Peter E Maddocks, Chief Executive Officer

14.       Non Assignment

No Party may assign any or all of its rights and obligations under this Agreement to any person except with the prior written consent of the other Party which consent shall not unreasonably be withheld.

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15.      Further Assurance

Each Party shall sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other Party to effectively carry out and give effect to the terms and intentions of this
Agreement.

16.      Governing Law

This Agreement shall be governed by and construed in accordance with the law from time to time in the
Western Australia and the Parties agree to submit to the non-exclusive jurisdiction of the courts of
Western Australia and the courts which hear appeals there from.

17.      Variation

No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the Parties.

18.      Costs

18.1    Stamp Duty

All stamp duty assessed on or in respect of this Agreement shall be paid 100% by the Purchaser.

18.2     Legal Costs

Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

EXECUTED by the Parties as an agreement.

Executed by Alterola Biotech Inc Registration number: in accordance with their constituent documents and governing laws:

/s/ Peter E Maddocks	/s/ Peter E Maddocks
Signature of Director	Signature of Director / Company Secretary

Peter E Maddocks	Peter E Maddocks
Full Name of Director	Full Name of Director / Company Secretary

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Executed by Algae Energy Inc Registration Number in accordance with their constituent documents and governing laws:

/s/ Malcolm James	/s/ Josh Russell Puckridge
Signature of Director	Signature of Director / Company Secretary

MALCOLM JAMES	JOSH RUSSELL PUCKRIDGE
Full Name of Director	Full Name of Director / Company Secretary

Executed on behalf of AFFINITY ENERGY AND HEALTH LIMITED ACN 124 544190 in accordance with section 127 of the Corporations Act 2001 (Cth) by:

/s/ Malcolm James	/s/ Josh Russell Puckridge
Signature of Director	Signature of *Director / *Secretary

MALCOLM JAMES	JOSH RUSSELL PUCKRIDGE
Full Name of Director	Full Name of *Director / *Secretary
*delete that which does not apply

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Schedule 1 - Vendors Warranties

Vendors’ warranties

1.         Ownership and structure

1.1      Ownership of the Shares

(a)       As at the Settlement Date, the Vendor’s Shares will comprise 100% of the issued share capital of
"the Company.

(b)       The Vendor Shares are fully paid up and have been duly issued and allotted.

(c)       The Vendor.is the registered holder and beneficial owner of 100% of the Shares in the Company, which are free of any Encumbrance (other than the Permitted Encumbrance).

(d)       The Vendor is entitled to sell, assign and transfer the full legal and beneficial ownership of the
Vendors Shares to the Purchaser on the terms set out in this Agreement (without restriction).

1.2      Issues of Shares

(a)       No person is entitled or has claimed to be entitled, to require the Company Group to issue any share capital either now or at any future date (whether contingently or not).

(b)       There are no agreements in force under which any person is or may be entitled to, or has the right to call for the issue of, any shares in the Company Group or securities convertible into or exchangeable for shares in the Company.

(c)       The Company Group has not given, granted or agreed to grant any option or right (whether contingent or not) in respect of its unissued shares.

2.         Power and Authority

2.1      Power and Capacity

The Vendor has full power and authority to enter into and perform its obligations under this Agreement.

2.2      Authorisations

The Vendor has taken all necessary action to authorise the execution, delivery and performance of this
Agreement in accordance with its terms.

2.3      No Legal Impediment

The entry into and performance of this Agreement and all documents executed pursuant to this
Agreement by the Vendor does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which the Vendor is bound.

3.         Incorporation and Corporate Power

(a) So far as the Vendor is aware, the Company:

(i)         is duly registered, has full corporate power to own its assets and to carry on its Business as now conducted;

(ii)        has done everything necessary to do business lawfully in all jurisdictions in which its
Business is carried on: and

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(iii) has conducted the Business in compliance with the constitution of the Company.

4. Material Contracts and Information

Copies of any contract, transaction, communication, material information, arrangement or liability to which the Company is a party that involves, or likely to involve, any Material Adverse Effect or obligations or liabilities that, by reason of their nature or magnitude ought reasonably be made known to an intending buyer of the Vendor Shares have been provided and disclosed to the Purchaser.

Project Assets - IP and Algae Plant

To the best of the Vendor’s knowledge, information and belief, there is no material litigation or proceeding of any nature concerning the Company and its Assets nor are there any issues which do, or potentially do, give rise to a Material Adverse Effect in respect of the Company, the IP and the Algae Plant.

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Schedule 2 - Purchaser Warranties

Purchaser Warranties

1.         The Purchaser has full power and authority to enter into and perform its obligations under this
Agreement.

2.         All necessary authorisations for the execution, delivery and performance by the Purchaser of this
Agreement have been or will be obtained before Settlement.

3.         The entry into and performance of this Agreement and all documents executed pursuant to this
Agreement by the Purchaser does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking by which the
Purchaser is bound.

4.         The Purchaser is validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

5.         The Purchaser enters into and performs this Agreement on its own account and not as trustee for or nominee of any other person.

6.         This Agreement constitutes a legal, valid and binding obligation on the Purchaser and is enforceable in accordance with its terms (subject to laws generally affecting creditors rights and to principles of equity).

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